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                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                   FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported):  November 22, 1995


                             MOLECULAR BIOSYSTEMS, INC.
              (Exact name of registrant as specified in its charter)



   Delaware                       1-10546                 36-30878632
(State or other juris-        (Commission file            (IRS employer
diction of incorporation)          number)                identification number)



                10030 Barnes Canyon Road, San Diego, California  92121
                     (Address of principal executive offices)


         Registrant's telephone number, including area code:  (619) 452-0681



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Item 5.  Other Events.

         On November 22, 1995, the arbitrator in arbitration proceedings between Molecular Biosystems, Inc. (the "Company") and Bracco S.p.A. ("Bracco") entered an award refunding a portion of the license fee that Bracco paid to MBI in May 1993 in connection with MBI's license to Bracco of MBI's oral ultrasound agent technology.

         In May 1993, the Company and Bracco entered into a license agreement granting Bracco exclusive distribution rights in Europe and the former Soviet Union to the Company's proprietary oral ultrasound agent for imaging the gastrointestinal tract. Bracco paid the Company a $2 million license fee at that time and agreed to undertake certain product development obligations in the territory.

         In March 1994, Bracco notified the Company that it wanted to rescind the agreement and demanded that the Company return the $2 million license fee. The Company denied Bracco's claims, and in January 1995, Bracco filed a demand for arbitration seeking a return of the license fee and other monetary relief. The Company's response again denied Bracco's claims and asked for damages and other monetary relief on the grounds that Bracco's purported decision was in bad faith and resulted from its acquisition of the exclusive license for a competing imaging agent.

         The arbitrator canceled the license agreement between the parties and awarded Bracco a refund of $1.7 million plus statutory interest from March 1994 through September 1995. MBI's claims were denied as were other claims made by Bracco. MBI retains full rights to its agent in the territory formerly licensed to Bracco.

         The Company does not believe that payment of the arbitrator's award will have a material adverse effect on the Company's financial condition.

         MBI's oral ultrasound agent, ORALEX(R), is currently in Phase 2 clinical studies in the United States.


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 13, 1995.



                                            Molecular Biosystems, Inc.


                                             By /s/ Steven Lawson
                                                Steven Lawson
                                                Vice President, Legal Affairs,
                                                General Counsel, and Secretary